SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For use of the Commission Only (as permitted by Rule 14a-6 (e) (2)
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

INTERNET CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INTERNET CAPITAL GROUP, INC.

Notice of Annual Meeting of Stockholders

Building 600

435 Devon Park Drive
Wayne, Pennsylvania 19087
Phone: (610) 989-0111
Fax: (610) 989-0112

Dear Internet Capital Group Stockholder:

You are invited to attend the Internet Capital Group, Inc. 2003 Annual Meeting of Stockholders.

Date:   June 25, 2003

Time:  10:00 a.m.

Place:	The Desmond Great Valley Hotel and Conference Center
One Liberty Boulevard
Malvern, Pennsylvania 19355

Only stockholders who owned stock at the close of business on April 28, 2003 can vote at this meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1)	to elect two Class I directors, each for a term of three years and until their respective successors have been elected and qualified;

(2)	to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003; and

(3)	to transact any other business that may properly come before the meeting.

For those of you who are unable to attend the meeting in person, we invite you to listen over the internet through our website at http://www.internetcapital.com/investors/.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

Henry N. Nassau	April 29, 2003
Secretary

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed on or about May 8, 2003, to owners of shares of Internet Capital Group, Inc. (the “Company”) Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2003 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all holders of Common Stock, many of whom live throughout the United States of America and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Internet Capital Group, Inc.

Building 600
435 Devon Park Drive
Wayne, Pennsylvania 19087
Phone: (610) 989-0111
Fax: (610) 989-0112

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. Most stockholders have a choice of voting by means of the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible. Also note that proxies submitted by telephone or the internet must be received by 11:00 p.m., EDT, on Tuesday, June 24, 2003.

You may revoke this proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed and delivered proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided or, if no directions are provided, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

Who can vote? Stockholders as of the close of business on April 28, 2003 are entitled to vote. On that day, about 286,840,469 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania beginning June 10, 2003. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the board recommend I vote? The board recommends a vote FOR each board nominee and FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors.

What shares are included in the proxy card? Each proxy card you receive represents all the shares of Common Stock registered to you in that particular account. You may receive more than one proxy card if you hold shares that are either registered differently or in more than one account. Each share of Common Stock that you own entitles you to one vote.

How do I vote by proxy? Most stockholders have three ways to vote by proxy: by telephone, via the internet or by returning the proxy card. To vote by telephone or via the internet, follow the instructions set forth on each proxy card you receive. To vote by mail, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the postage-paid envelope provided. Do not return the proxy card if you vote via the internet or by telephone.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by Nasdaq. Both matters described in this proxy statement are deemed routine by Nasdaq. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Because Item 2 must be approved by a majority of the votes cast, abstentions will have the same effect as a vote against this proposal. Because directors are elected by a plurality of the votes cast, abstentions will have no effect on the election of directors.

Who will count the vote? The Company’s Transfer Agent and Registrar, Mellon Investor Services LLC, will tally the vote.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. The Company has also hired D. F. King & Co., Inc., a proxy solicitation firm, for a fee of $5,000 plus expenses. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company’s stock.

What if I can’t attend the meeting? If you are unable to attend the meeting in person, we invite you to listen to the meeting over the internet through our website at http://www.internetcapital.com/investors/. Please go to our website approximately fifteen minutes early to register and download any necessary audio software. If you do not attend the meeting in person and you intend to vote, you must vote your shares by proxy, via the internet or by telephone.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws (the “By-Laws”), the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board of Directors. The Board of Directors held eight meetings in 2002. Each of the incumbent directors attended at least 75% of the Board of Directors meetings and committee meetings to which the director was assigned. The directors in the aggregate attended 91% of their Board and assigned committee meetings.

Committees of the Board of Directors. The Board of Directors has established three standing committees.

Acquisition Committee — The Acquisition Committee reviews and approves any acquisition where (a) the consideration for that transaction exceeds $5 million but is equal to or less than $15 million or (b) the aggregate consideration for transactions funded in the calendar quarter with consideration equal to or less than $15 million has exceeded $25 million but is equal to or less than $60 million. The Acquisition Committee did not hold any meetings during 2002 since acquisitions meeting the criteria for approval by the Acquisition Committee were approved by the Board of Directors. The current members of the Acquisition Committee are Messrs. Buckley, Gerrity and Keith.

Audit Committee — The Audit Committee monitors the Company’s compliance with appropriate legal and regulatory standards and requirements. The Audit Committee annually recommends independent auditors for appointment by the Board and ratification by stockholders, reviews the performance of the independent auditors and the terms of their engagement and exercises oversight of their activities. It serves as an independent and objective party to monitor the Company’s financial reporting process and internal control systems, along with reviewing and appraising the audit efforts of the Company’s independent auditors. It also provides an open avenue of communication among the independent auditors, financial and senior management and the Board. The Audit Committee held six meetings during 2002. The current members of the Audit Committee are Messrs. Berkman, Ringo and Zisman. Messrs. Berkman, Ringo and Zisman are “independent” as defined by applicable Nasdaq rules.

Compensation Committee — The Compensation Committee reviews and approves the total compensation package for all executive officers, including the grant of stock options and other long-term incentives under the Company’s Membership Profit Interest Plan, 1999 Equity Compensation Plan and the LGO Corporation 2001 Equity Compensation Plan. The Compensation Committee annually reviews the total compensation package of each executive officer and approves the general compensation policy and practice for all other employees. The Committee also evaluates the performance of the Chief Executive Officer against pre-established criteria and it reviews with the Chief Executive Officer the performance of the executive officers who report to the Chief Executive Officer. The Compensation Committee held six meetings during 2002. The current members of the Compensation Committee are Messrs. Gerrity, Keith and Ringo.

Director Compensation. Directors who are also officers of the Company do not receive compensation for their services as directors. All other directors receive cash compensation in the amount of $30,000 per year, paid in quarterly installments of $7,500. Non-employee directors also receive $1,000 per Board or committee meeting physically attended and $500 per Board or committee meeting telephonically attended. Non-employee directors who serve as committee chairs also receive $6,000 annually. Non-employee directors are awarded an initial stock option grant of 300,000 shares that vest over four years and have an exercise price equal to the market value of the Common Stock on the date of grant. Thereafter, on-going directors are annually granted 100,000 shares that vest on the one-year anniversary of the grant date and have an exercise price equal to the market value of the Common Stock on the date of grant. The term of the options are eight years. Additionally, a one-time award of 40,000 shares to each non-employee director was approved in 2002 and granted in 2003.

During 2002, the Compensation Committee granted stock options to directors in accordance with previous policy. The Compensation Committee also granted additional stock options in 2002 in order to bring total stock option grants in 2002 up to the levels approved by the Board of Directors and described above. In sum, the Compensation Committee granted stock options to non-employee directors in 2002 as follows: Mr. Berkman, 6,000 priced at $0.79 on February 8, 2002 and 100,000 priced at $0.449 on December 10, 2002; Mr. Keith, 18,000 priced at $0.79 on February 8, 2002 and 100,000 priced at $0.449 on December 10, 2002; Mr. Musser, 100,000 priced at $0.449 on December 10, 2002; Dr. Zisman, 6,000 priced at $0.79 on February 8, 2002 and 100,000 priced at $0.449 on December 10, 2002; and Dr. Gerrity, 24,000 priced at $0.79 on February 8, 2002 and 100,000 priced at $0.449 on December 10, 2002.

SUBMISSION OF STOCKHOLDER PROPOSALS AND

DIRECTOR NOMINATIONS

Under the rules of the Securities and Exchange Commission, stockholders wishing to have a proposal included in the Company’s Proxy Statement for the 2004 Annual Meeting of Stockholders must submit the proposal so that the Secretary of the Company receives it no later than December 29, 2003. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under the Company’s By-Laws, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting. A stockholder wishing to make a nomination for election to the Board of Directors or to have a proposal presented at an annual meeting must submit written notice of such nomination or proposal so that the Secretary of the Company receives it not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided; however, that in the event that the date of the meeting is advanced by more than 20 days from such anniversary date or delayed by more than 70 days from such anniversary date, notice by the stockholder must be received no later than the close of business on the 10th day following the date on which public announcement of the date of such meeting was made. The Company’s By-Laws set forth certain informational requirements for stockholders’ nominations of directors and proposals.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

The Company’s By-Laws provide that the Company’s business shall be managed by a Board of Directors of not less than five and not more than nine directors, with the number of directors to be fixed by the Board of Directors from time to time. The By-Laws also divide the Company’s Board of Directors into three classes: Class I, Class II and Class III, each class being as nearly equal in number as possible. The directors in each class serve terms of three years and until their respective successors have been elected and have qualified. There are currently two Class I directors, two Class II directors and three Class III directors.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the two Class I directors, David J. Berkman and Warren V. Musser, will expire at the Annual Meeting. The other five directors will remain in office for the remainder of their respective terms, as indicated below.

Director candidates are nominated by the Board of Directors. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth in the By-Laws.

At the Annual Meeting, two Class I directors are to be elected. All of the director nominees are currently directors of the Company. All nominees have consented to being named as nominees for directors of the Company and have agreed to serve if elected. The directors will be elected to serve for three-year terms and until their successors have been elected and have qualified. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee and any substitute nominee(s) designated by the Board of Directors. Director elections are determined by a plurality of the votes cast.

Set forth below is information regarding each nominee for Class I director and each Class II and Class III director, each of whose term will continue after the Annual Meeting.

Nominees For Class I Directors

David J. Berkman. Mr. Berkman has served as a director of the Company since January 2001. He is the Managing Partner of Liberty Associated Ventures, LLC, a private equity firm primarily engaged in the telecommunications, technology, and internet market segments. Formerly, Mr. Berkman was the Executive Vice President and a director of the Associated Group, Inc., a publicly traded firm sold to AT&T and Liberty Media Corp. Mr. Berkman serves as a director of Entercom, Inc., the fourth largest US Radio Broadcaster, V-Span, Inc., a video conferencing service provider, Clearwire, Inc. a wireless local telecom service provider and Current Technologies, Inc., a company that develops powerline technologies. Civically, he serves on the Board of Trustees of the Kimmel Center for the Performing Arts, the Board of Overseers for the University of Pennsylvania School of Engineering and The Franklin Institute. Age: 41.

Warren V. Musser. Mr. Musser has served as a director of the Company since March 2000. Mr. Musser is the Managing Director of The Musser Group, a financial consulting company, and Chairman Emeritus at Safeguard Scientifics, Inc. He previously served as Chairman and Chief Executive Officer of Safeguard Scientifics, Inc. from 1953 until April 2001. Mr. Musser is a Managing Director of Intrepid Capital Partners. He also serves as a director of CompuCom Systems, Inc., a director and Vice Chairman of Nutri/ System, Inc. and Chairman of the Board of Telkonet, Inc. Mr. Musser serves on a variety of civic, educational and charitable boards of directors, and serves as Co-Chairman of The Eastern Technology Council and Chairman of Economics PA. Age: 76.

The Board of Directors recommends a vote FOR all of the listed nominees.

Incumbent Class II Directors — to Continue in Office for Terms Expiring in 2004

Dr. Thomas P. Gerrity. Dr. Gerrity has served as a director since December 1998. Dr. Gerrity also served as the Dean of The Wharton School of the University of Pennsylvania from July 1990 to June 1999. He is currently Professor of Management at The Wharton School. Dr. Gerrity also serves as a director of CVS Corporation, Fannie Mae, Knight-Ridder, Inc. and Sunoco, Inc. and as a trustee of Morgan Stanley Institutional Funds. Age: 61.

Robert E. Keith, Jr. Mr. Keith has served as a director of the Company since its inception in March 1996 and was Chairman of the Board of Directors from inception until December 2001. Mr. Keith is also a Managing Director of TL Ventures, a $1.4 billion group of venture capital funds focused on technology services, software communications and life sciences. In addition to his work with individual companies, Mr. Keith is Chief Executive Officer of Technology Leaders Management Inc., which is responsible for the management of the funds. He is also a senior advisor to, and co-founder of, EnerTech Capital, a venture capital fund that targets technology companies that benefit from deregulation of the utility industry. Mr. Keith also serves as a director of Aberdeen Group, Inc., American Education Centers, Inc., Circles Company Associates, Inc., eDirect.com, Inc., and Syncra Systems, Inc., is Chairman of Safeguard Scientifics, Inc., Vice Chairman and a member of the Board and Executive Committee of Ben Franklin Technology Partners, and is a board member and Chairman of the Investment Committee of TRF Urban Growth Partners L.P. Age: 61.

Incumbent Class III Directors — to Continue in Office for Terms Expiring in 2005

Walter W. Buckley, III. Mr. Buckley is a co-founder and has been a director of the Company since March 1996 and is currently the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Buckley has served as Chairman since December 2001, as Chief Executive Officer since March 1996, and as President from March 1996 to December 2001 and reassumed the title of President in December 2002. Prior to co-founding the Company, Mr. Buckley worked for Safeguard Scientifics, Inc. as Vice President of Acquisitions from 1991 to February 1996. Mr. Buckley directed many of Safeguard Scientifics’ investments and was responsible for developing and executing Safeguard Scientifics’ multimedia and internet investment strategies. Mr. Buckley serves as a director of eCredit.com, Inc., ICG Commerce Holdings, Inc., OneCoast Network Holdings, Inc., Safeguard Scientifics, Inc. and Verticalnet, Inc. Age: 43.

Philip J. Ringo. Mr. Ringo has served as a director of the Company since January 2003. Mr. Ringo is currently the Chairman and Chief Executive Officer of RubberNetwork.com LLC, the first and largest tire and rubber industry strategic sourcing consortium. From 1999 to 2001, Mr. Ringo was the President, Chief Operating Officer and a director of ChemConnect, a leading internet marketplace serving the global chemicals and plastics industry. Mr. Ringo also serves as a director of Australian Railroad Group Pty. Ltd., one of Australia’s largest private rail operators, Genesee & Wyoming Inc., a world-class provider of rail freight transportation and its supporting services, and Trimac Corporation, North America’s premier provider of services in highway transportation of bulk commodities through Trimac Transportation Services. Age: 61.

Dr. Michael D. Zisman. Dr. Zisman has served as a director of the Company since June 2001. Dr. Zisman is a Vice President in the Corporate Strategy Group of IBM Corporation. During 2001 and 2002, Dr. Zisman worked in the IBM Storage Systems Group. In 2002, he was General Manager of Storage Software, a new “start-up” within IBM. From 1997 through 2000, he led IBM’s entry into the knowledge management market and distributed learning market. In 1995 and 1996, Dr. Zisman was CEO of Lotus Development Corporation. Prior to becoming CEO of Lotus, he was Senior Vice President of the Lotus Communications Products Group. Dr. Zisman has served on the IBM Worldwide Management Council and the IBM Corporate Technology Council. Dr. Zisman joined Lotus in 1994 after the acquisition by Lotus of Soft-Switch, Inc., a software firm that he founded in 1979 and headed until its acquisition by Lotus. Soft-Switch was the leading supplier of software and systems products to interconnect the wide range of electronic mail systems that were popular in the 1980s. Prior to founding Soft-Switch, he was a member of the faculty at the Sloan School of Management at MIT. Dr. Zisman serves as a trustee of the University of Pennsylvania and Lehigh University and an overseer of the University of Pennsylvania School of Engineering and Applied Science. He also serves as a director of 4R Systems, Inc. and Kamoon Inc. Age: 54.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

ITEM 2 ON PROXY CARD

Subject to stockholder ratification, the Board of Directors, acting upon the recommendation of the Audit Committee, has reappointed the firm of KPMG LLP, certified public accountants, as independent auditors to examine the financial statements of the Company for 2003. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its recommendation.

One or more representatives of KPMG LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2002 and 2001 and the reviews of the financial statements included in the Company’s Forms 10-Q for such fiscal years were $300,000 and $277,000, respectively. In addition, aggregate fees billed by KPMG LLP for similar services to six of the Company’s majority-owned subsidiaries for the fiscal years ended December 31, 2002 and 2001 were $445,000 and $413,000, respectively. Additionally, for the fiscal year ended December 31, 2001, KPMG LLP billed the Company $86,000 for services related to SEC filings.

Audit-Related Fees

For the fiscal year ended December 31, 2002, KPMG LLP billed $10,000 for services related to an audit of the Company’s 401(k) plan. There were no “audit-related fees” for the fiscal year ended December 31, 2001.

Tax Fees

For the fiscal years ended December 31, 2002 and 2001, KPMG LLP billed $249,000 and $407,000, respectively, for services rendered to the Company and certain of its majority-owned subsidiaries, other than audit fees noted above. These fees were generally for services related to tax compliance and tax consulting.

All Other Fees

For the fiscal years ended December 31, 2002 and 2001, KPMG LLP billed $32,000 and $25,000, respectively, in fees for professional services rendered to the Company other than those noted above. These fees were generally for services related to human resource consulting.

The Audit Committee believes that KPMG LLP’s provision of non-audit services is compatible with maintaining such firm’s independence.

The Board of Directors recommends a vote FOR ratification.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management of the Company is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee recommends to the Board of Directors the independent auditor to be retained to audit the Company’s financial statements, and once retained, the independent auditor reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent auditor with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent auditors. The Audit Committee is composed of three “independent directors” as that term is defined by applicable Nasdaq rules. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee met with management periodically during fiscal year 2002 to consider the adequacy of the Company’s internal controls, and discussed these matters with the Company’s independent auditors, KPMG LLP. The Audit Committee also discussed with senior management the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the recently enacted Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2002 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1. In addition, the Audit Committee discussed with the independent auditors their independence, including the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their 2002 audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held six meetings during the fiscal year 2002.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee has recommended that the Board reappoint, subject to stockholder ratification, the firm of KPMG LLP, independent certified public accountants, as independent auditors to audit and report upon the Company’s financial statements for 2003. In recommending that the Board appoint KPMG LLP as the Company’s auditors for the fiscal year ending December 31, 2003, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services are compatible with maintaining their independence.

The members of the Audit Committee are not employees of the Company and have not conducted a separate audit of the Company’s financial statements. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent auditors are in fact “independent.”

AUDIT COMMITTEE
Dr. Michael D. Zisman, Chairman
David J. Berkman
Philip J. Ringo

COMPENSATION COMMITTEE REPORT

Role of Committee

The Compensation Committee establishes, oversees and directs the Company’s executive compensation programs and policies and administers the Company’s Membership Profit Interest Plan, 1999 Equity Compensation Plan and LGO Corporation 2001 Equity Compensation Plan. The Compensation Committee seeks to align executive compensation with Company objectives and strategies, business financial performance and enhanced stockholder value. The Compensation Committee consists of three non-employee directors.

The Compensation Committee regularly reviews and approves generally all compensation and fringe benefit strategies of the Company and also reviews and determines the actual compensation of the Company’s executive officers. The Compensation Committee also reviews and makes recommendations to the Board of Directors on the Company’s management structure and organization.

The Compensation Committee’s objectives include (i) attracting and retaining exceptional individuals as executives and key employees and (ii) providing executives and key employees with motivation to perform to the full extent of their abilities in order to maximize Company performance and to deliver enhanced value to the Company’s stockholders. Executive compensation consists primarily of an annual salary, annual bonuses linked to the performance of the Company and long-term, equity-based compensation. The Compensation Committee believes it is important to place a high percentage of executive officers’ total compensation at risk, principally in the form of annual bonuses based upon short-term business performance and stock options vesting over time whose value will be directly linked to stockholder value created.

Compensation

Annual cash compensation consists of base salaries and incentive bonuses. Base salaries are established initially on the basis of subjective factors, including experience, individual achievements and the level of responsibility assumed at the Company, as well as compensation practices by competitive peers and other competitors for talent. The Compensation Committee reviews executive officers’ compensation each year to adjust annual compensation based on each executive officer’s past performance, expected future contributions, compensation practices among competitive peers and competitors for talent, and the scope and nature of responsibilities of the executive officer, including changes in such responsibilities.

The Compensation Committee believes that a significant portion of the executive officer’s total compensation, in the form of incentive bonuses, should be tied to the achievement of the Company’s annual goals, overall company success and individual performance. Such goals primarily relate to the Company’s liquidity and partner company business results (growth in revenues and improvement in EBITDA (as defined below)). At the end of each bonus period, the Compensation Committee evaluates how the Company and its partner companies performed against the specific goals established and determines an appropriate bonus achievement level and the amount of funds available for distribution to employees. Each executive officer’s bonus is also based on subjective criteria particular to each executive officer’s individual performance.

In addition to base salaries and incentive bonuses, the Compensation Committee also grants stock options to executive officers, key employees and other employees of the Company in order to focus the efforts of these employees on the long-term enhancement of profitability and stockholder value and to retain their services to the Company. Stock options, which have a fixed exercise price and generally vest over a three or four-year period and have an exercise price equal to the market value of the Common Stock on the date of grant, were granted to executive officers and other employees in 2002. In certain cases, the vesting of options is less than three or four years if certain EBITDA and net income targets are met.

2002 Chief Executive Officer

The Compensation Committee determined 2002 annual compensation of Mr. Buckley, Chief Executive Officer and President, in accordance with the above discussion. The Compensation Committee set Mr. Buckley’s target eligibility under the 2002 incentive bonus plan at 150% of his base salary.

In January 2002, the Compensation Committee/ Board established specific business goals against which the Company’s executive officers would be measured for purposes of awarding bonuses. The three primary objectives of this bonus plan were to drive ICG’s partner companies towards positive cash flow, meet cash objectives through expense management and asset sales and improve ICG’s balance sheet by reducing debt.

The bonus plan was structured so that 60% of the bonus target was tied to quantitative goals, with the remaining 40% based on qualitative measures. The quantitative goals consisted of: (1) achievement of EBITDA targets and a minimum revenue threshold for key partner companies, with the performance of individual partner companies weighted based on the perception of the relative importance of such companies to ICG and (2) attainment of a year-end corporate liquidity goal. The qualitative goals were comprised of the following factors: (1) improvement in net asset value through prudent reduction of debt, acquisitions or capital restructuring, (2) public core and emerging companies performance, (3) performance/ competency of core company executive management teams, (4) strategic initiatives, (5) budget performance, (6) reaction to unforeseen market/ business conditions, (7) overall business performance and (8) stockholder returns.

In February 2003, the Compensation Committee evaluated the performance of the Company in delivering against the specific business goals established for the 2002 incentive bonus plan and reviewed management’s analysis of execution against the 2002 bonus goals. Buck Consultants, an independent human resources consulting firm, participated in the Compensation Committee meeting regarding bonus determinations and indicated its agreement with management’s analysis.

In 2002, under Mr. Buckley’s leadership the stated quantitative goals were generally exceeded. The Company made excellent progress against its partner company goal of reducing losses and moving towards profitability, which represented 50% of the overall bonus plan. Those partner companies that the Company believes are most likely to drive stockholder value showed 96% improvement in EBITDA losses from the fourth quarter of 2001 to the fourth quarter of 2002. Overall, the EBITDA losses results for core partner companies exceeded the Company’s internal target set in early 2002. A significant portion of the plan’s partner company revenue minimum threshold was met, with no bonus being paid with respect to categories of partner companies that did not meet the revenue thresholds. While this rate of growth was somewhat disappointing, it was higher than that achieved by many peer companies. The Compensation Committee also noted that the cash balances of the partner companies, while not a specific element of the bonus plan, saw considerable improvement during 2002.

EBITDA consists of earnings/ (losses) before interest, taxes, depreciation, amortization, stock-based compensation and non-recurring items such as restructuring and impairment charges. EBITDA, in this context, represents one of the financial measures used by the Company’s management to evaluate the performance for core partner companies. The Company’s management believes this non-GAAP measure provides useful information to investors, potential investors, securities analysts and others so each group can evaluate core partner companies’ current and future prospects in the same manner as the Company’s management if they so choose.

The Company also exceeded its goal relating to corporate liquidity. The bonus plan set a target of $150 million year-end liquidity, with any cash used for debt reductions to be added back to the final liquidity calculation. Ten percent of the overall bonus plan was tied to this target and such target was exceeded. The Company was viewed as having done a good job of balancing follow-on investments against dispositions and reducing expenses, including reducing its corporate general and administrative expense annual run rate from $20 million to less than $15 million. The Company ended the year with $108 million in liquidity. Taking into account the $49 million used to repurchase debt in 2002, the Company exceeded its liquidity goal by $7 million. Based on the achievement of the foregoing partner company EBITDA loss improvement and corporate liquidity goals, the Compensation Committee determined that the quantitative goals were largely achieved.

Next the Compensation Committee considered the qualitative elements of the 2002 incentive bonus plan. The key qualitative goal entering 2002 related to the management of corporate debt. During the year the Company made good progress against this corporate goal, repurchasing approximately $160 million of debt at an average price of approximately $0.29 on the dollar. The Company also performed well in improving the quality of its partner company management teams, being instrumental in the recruitment of several exceptional executives. Furthermore, the Compensation Committee determined that the Company executed against its budget performance goals and did a good job weathering the storm in a turbulent economy. The Company did not, however, meet its qualitative goals related to improving the Company’s stock price and public partner company performance.

Based on the Compensation Committee’s foregoing evaluation of the Company’s execution against its 2002 quantitative and qualitative goals, and taking into account the recommendation of Buck Consultants, the Compensation Committee declared an aggregate 90% bonus level for Mr. Buckley and $540,000 was granted to him for performance during the period.

On October 23, 2002, the Compensation Committee granted to Mr. Buckley an option to purchase two million shares of Common Stock at an exercise price of $0.23 per share, the market price on the day of grant. One million of these options do not vest until the four-year anniversary of their grant unless the Company achieves positive EBITDA for two consecutive quarters (in which event vesting is accelerated on 500,000 options) or unless the Company achieves certain net income goals for two quarters (in which event vesting is accelerated on 500,000 options). The purpose of this grant was to incentivize Mr. Buckley to continue to serve the Company and provide strategic leadership.

2002 Compensation for Executive Officers

The Compensation Committee determined the 2002 annual compensation of executive officers, other than the Chief Executive Officer, in accordance with the above discussion on annual compensation. The Compensation Committee set the target eligibility under the 2002 incentive bonus plan for other executive officers at between 100% and 150% of base salary, with actual awards based primarily upon achievement of the quantitative and qualitative objectives outlined above; provided, however, that with respect to Mr. West, such bonus was based on certain contractual rights and was paid upon his separation from the Company. Based upon overall achievement of the Company against these established goals, bonuses were declared for other executive officers that were consistent with their performance and Company results.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct, in any taxable year, compensation paid to any of the individuals named in the Summary Compensation Table in excess of one million dollars that is not “performance-based.” To qualify as “performance-based” compensation, the Compensation Committee’s discretion to grant incentive awards must be strictly limited. Grants of stock options and stock appreciation rights under the Company’s plans generally will meet the requirements of “performance-based compensation.” Restricted stock grants generally will not qualify as, and performance units may not qualify as, “performance-based compensation.” The Compensation Committee believes that the benefit of retaining the ability to exercise discretion under the Company’s incentive compensation plans outweighs the limited risk of loss of tax deductions under Section 162(m). Therefore, because the 1999 Equity Compensation Plan and Membership Profit Interest Plan have been approved by the Company’s stockholders, the Compensation Committee does not currently plan to take any action to qualify any of the incentive compensation plans under Section 162(m).

COMPENSATION COMMITTEE
Robert E. Keith, Jr., Chairman
Dr. Thomas P. Gerrity
Philip J. Ringo

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal years ending December 31, 2002, 2001 and 2000, certain information regarding the cash compensation paid by the Company, as well as certain other compensation paid or accrued for such year, to each of the executive officers of the Company named below, in all capacities in which they served.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation
						Securities
				Other Annual	Restricted Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options	Compensation(4)

Walter W. Buckley, III	2002	$400,000	$540,000	—	—	2,000,000	$10,188
Chairman of the Board,	2001	$400,000	$550,000	—	—	750,000	$840
Chief Executive	2000	$352,564	—	—	—	—	$3,867
Officer and President
Henry N. Nassau	2002	$350,000	$472,500	—	—	950,000	$810
Chief Operating Officer,	2001	$350,000	$368,750	—	$2,006,750	1,150,000	$1,260
Managing Director,	2000	$318,750	$129,000	—	—	250,000	$3,886
General Counsel and
Secretary
Edward H. West(5)	2002	$400,000	$300,000	—	—	—	$810
former Chief Financial	2001	$400,000	$410,000	$445,936	$2,617,500	1,500,000	$756
Officer and former	2000	$154,276	$120,000	—	—	1,700,000	$284
President
Anthony P. Dolanski(6)	2002	$255,208	$236,250	—	—	1,750,000	$421
Chief Financial Officer	2001	—	—	—	—	—	—
	2000	—	—	—	—	—	—

(1)	2002 bonus amounts include the following amounts paid in January and February 2003 in respect of individual and Company performance during 2002: Mr. Buckley, $540,000; Mr. Nassau, $372,500; Mr. West, $300,000, and Mr. Dolanski, $236,250. 2001 bonus amounts include the following amounts paid in March 2002 in respect of individual and Company performance during 2001: Mr. Buckley, $175,000; Mr. Nassau, $150,000; and Mr. West, $160,000.

(2)	The value of certain perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of $50,000 and 10% of the total annual salary and bonus reported for such officer.

(3)	Shares of restricted stock granted to Mr. Nassau and Mr. West in 2001 vest in two equal installments. Pursuant to the terms of the restricted stock grant, half of the shares vested on May 13, 2002 and the remaining half of the shares vest on August 13, 2003; however, in connection with his termination from the Company, Mr. West’s second installment vested on January 1, 2003. Any dividends declared by the Company will be paid on the restricted stock. The number and value of the aggregate restricted stock holdings at the end of 2002 was as follows: Mr. Nassau, 575,000 shares, $207,000 value; and Mr. West, 750,000 shares, $270,000 value.

(4)	Reflects term life insurance premiums paid by the Company and for Mr. Buckley in 2002 $9,378 related to accrued vacation donated to a charitable organization.

(5)	Mr. West joined the Company as Chief Financial Officer in August 2000 and was promoted to President and Chief Operating Officer in December 2001. Mr. West was appointed Chief Executive Officer of ICG Commerce Holdings, Inc. effective January 1, 2003. The $49,962 and $445,936 reported as “Other Annual Compensation” for 2002 and 2001, respectively, was for expenses related to Mr. West’s relocation to the Company’s headquarters in Wayne, PA.

(6)	Mr. Dolanski joined the Company as Chief Financial Officer in April 2002.

Stock Options

The following table sets forth information regarding stock options granted under the 1999 Equity Compensation Plan during the fiscal year 2002 to the executive officers of the Company named in the Summary Compensation Table:

Option Grants During the Year Ended December 31, 2002

					Potential Realizable
		Percentage			Value at Assumed Annual
	Number of	of Total			Rates of Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term(3)
	Options	Employees	Price per
Name	Granted(1)	in 2002	Share(2)	Expiration Date	5%	10%

Walter W. Buckley, III	2,000,000	25%	$0.23	October 23, 2012	$289,292	$733,122
Henry N. Nassau	950,000	12%	$0.23	October 23, 2012	$137,413	$348,233
Edward H. West	—	—	—	—	—	—
Anthony P. Dolanski	1,750,000	22%	$0.61	April 5, 2012	$671,345	$1,701,320

(1)	A portion of the options granted in 2002 vest over four years with 25% of the shares vesting at the end of the first year and the remainder of the shares vesting monthly thereafter. The remainder of the options granted in 2002 vest 100% after 4 years with accelerated vesting upon the achievement by the Company of certain net income and EBITDA goals. Options expire ten years from the date of grant.

(2)	The Company granted options at an exercise price equal to the fair market value of its Common Stock on the date of grant, as determined by the most recent closing share price of the Company’s Common Stock prior to the Compensation Committee or Board of Directors meeting at which the grant was made, as reported on the Nasdaq Stock Market.

(3)	These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates, based upon the per-share market price on the date of the grant. These assumptions are not intended to forecast future appreciation of the Company’s stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

The following table sets forth information regarding 2002 fiscal year-end option values for each of the executive officers named below:

Year-End December 31, 2002 Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year-End		Fiscal Year-End(1)($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Walter W. Buckley, III	—	—	—	2,750,000	—	$260,000
Henry N. Nassau	—	—	331,768	2,018,232	—	$123,500
Edward H. West	—	—	778,125	2,421,875	—	—
Anthony P. Dolanski	—	—	—	1,750,000	—	—

(1)	These year-end values represent the difference between the fair market value of the Common Stock subject to options (based on the stock’s closing price on the Nasdaq Small Cap Stock Market on December 31, 2002) and the exercise price of the options.

Other Forms of Compensation

The table below summarizes the status of our equity compensation plans:

		(b)	(c)
	(a)		Number of securities remaining
	Number of securities to be		available for future issuance
	issued upon exercise of	Weighted-average exercise	under equity compensation
	outstanding options,	price of outstanding options,	plans (excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column(a))

Equity compensation plans approved by security holders:
1999 Equity Compensation Plan	21,977,341	$4.32	3,978,911
Membership Profit Interest Plan	—	$—	478,199
Equity compensation plans not approved by security holders:
LGO Corporation 2001 Equity Compensation Plan	—	$—	4,696,667
Total	21,977,341		9,153,777

The Company owns 97% of the stock of LGO Corporation, a corporation formerly known as Logistics.com, Inc. Under the LGO Corporation 2001 Equity Compensation Plan (“LGO Plan”), the Company reserved 5 million shares of Company common stock for issuance to (i) designated employees of LGO Corporation and its affiliates or subsidiaries, (ii) designated employees of entities in which LGO Corporation has a greater than 50% ownership interest, (iii) certain advisors and consultants who perform services for LGO Corporation, its affiliates or its subsidiaries, and (iv) non-employee members of the Board of Directors of LGO Corporation. In December 2002, substantially all of the assets of LGO Corporation were sold. LGO Corporation does not currently have any employees. Executive officers and directors of the Company are not eligible to receive grants under the LGO Plan; however, employees of the Company who are neither executive officers nor directors of the Company are eligible for grants.

Awards under the LGO Plan may consist of grants of (i) nonqualified options, (ii) stock appreciation rights, (iii) restricted shares, (iv) performance shares, (v) dividend equivalent rights, and (vi) cash awards. The LGO Plan was adopted on September 5, 2001 and it terminates on September 4, 2011.

STOCK PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURN* SINCE AUGUST 5, 1999

AMONG INTERNET CAPITAL GROUP, INC.,
THE NASDAQ COMPOSITE INDEX AND
THE GSTI INTERNET INDEX

The following graph presents a comparison of the Company’s stock performance with that of the Nasdaq Composite Index and the Goldman Sachs Technology Internet Index from the date of the Company’s initial public offering, August 5, 1999, through March 31, 2003.

[STOCK PERFORMANCE LINE GRAPH]

	ICGE	NASDAQ Composite	GSTI Internet Index

8/5/1999	100.00	100.00	100.00
8/31/1999	306.90	106.76	107.62
9/30/1999	359.59	107.03	119.12
10/29/1999	476.21	115.61	121.59
11/30/1999	687.47	130.02	150.05
12/31/1999	1391.30	158.60	185.99
1/31/2000	973.91	153.57	162.38
2/29/2000	865.47	183.05	180.38
3/31/2000	739.13	178.22	169.63
4/28/2000	346.80	150.46	131.33
5/31/2000	220.46	132.55	108.17
6/30/2000	302.94	154.57	115.16
7/31/2000	276.73	146.81	106.69
8/31/2000	285.42	163.94	125.33
9/29/2000	142.71	143.14	110.03
10/31/2000	108.44	131.33	86.35
11/30/2000	47.06	101.25	54.19
12/29/2000	26.85	96.29	47.42
1/31/2001	52.69	108.06	58.56
2/28/2001	31.46	83.86	39.82
3/30/2001	17.90	71.72	28.97
4/30/2001	17.76	82.48	36.70
5/31/2001	17.51	82.25	36.07
6/29/2001	16.37	84.23	35.97
7/31/2001	10.72	79.00	30.54
8/31/2001	6.22	70.36	24.30
9/28/2001	3.27	58.41	19.65
10/31/2001	7.37	65.87	21.39
11/30/2001	9.08	75.24	26.43
12/31/2001	9.90	76.01	27.40
1/31/2002	8.59	75.38	26.38
2/28/2002	6.30	67.48	23.08
3/28/2002	5.24	71.92	25.23
4/30/2002	3.76	65.8	21.69
5/31/2002	2.54	62.97	21.30
6/28/2002	2.21	57.03	19.19
7/31/2002	1.88	51.77	16.87
8/30/2002	2.21	51.24	17.31
9/30/2002	1.55	45.68	15.87
10/31/2002	3.03	51.83	20.21
11/29/2002	5.97	57.63	22.86
12/31/2002	2.95	52.05	19.50
1/31/2003	3.11	51.48	19.47
2/28/2003	2.62	52.13	20.06
3/28/2003	2.37	52.27	22.83

*	$100 invested at closing prices on 8/5/99 in ICGE shares or in a stock index - including reinvestment of dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of March 1, 2003, with respect to shares of Common Stock beneficially owned by (i) each person or group that is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise specified, all shares are directly held.

		Number of Shares
	Options and	Beneficially Owned
	Warrants	Including Options and
	Exercisable Within	Warrants Exercisable	Percent of Shares
5% Beneficial Owners, Directors, Named Officers	60 Days	Within 60 Days	Outstanding

Safeguard Scientifics, Inc.(1)	—	37,050,953	12.9%
435 Devon Park Drive Wayne, PA 19087
David J. Berkman	159,125	199,125	*
Walter W. Buckley, III(2)	—	10,087,326	3.5%
Anthony P. Dolanski	437,500	437,500	*
Dr. Thomas P. Gerrity(3)	91,500	1,017,445	*
Robert E. Keith, Jr.(4)	122,374	664,027	*
Warren V. Musser(5)	75,000	487,714	*
Henry N. Nassau(6)	400,518	2,774,568	1.0%
Philip J. Ringo	—	—	—
Dr. Michael D. Zisman	122,666	162,666	*
All directors and executive officers as a group (9 persons)	1,408,683	15,830,371	5.5%

*	Represents less than 1%

(1)	Includes 14,868,130 shares held by Safeguard Delaware, Inc., 21,678,003 shares held by Safeguard Scientifics (Delaware), Inc. and 289,109 shares held by Technology Leaders Management, Inc. Also includes a total of 215,711 shares held by TL Ventures IV, L.P. and TL Ventures IV Interfund, L.P., which are private equity funds affiliated with Safeguard Scientifics, Inc., as to which Safeguard Scientifics, Inc. disclaims beneficial ownership except to the extent of its pecuniary interest.

(2)	Includes 850,000 shares of Common Stock held by Susan R. Buckley, wife of Walter W. Buckley, III, and 500,000 shares of Common Stock held by two trusts for the benefit of certain of Mr. Buckley’s relatives, each trust holding 250,000 shares of Common Stock, as to which Mr. Buckley disclaims beneficial ownership.

(3)	Includes 36,054 shares of Common Stock held by Technology Leaders Advisers IV, Inc., for which Dr. Gerrity has sole voting and investment power. Additionally, includes 78,000 shares of Common Stock held by the Thomas P. Gerrity Generation Skipping Trust U/ A 3/17/92 for the benefit of certain of Dr. Gerrity’s relatives, as to which Dr. Gerrity disclaims beneficial ownership.

(4)	Includes 202 shares held by Margot Keith, wife of Robert E. Keith, Jr., as to which Mr. Keith disclaims beneficial ownership, and 7,500 shares held by the Keith 1999 Irrevocable Trust.

(5)	Includes 147 shares of Common Stock held by Mr. Musser’s 401(k) account. Also includes 10,000 shares of Common Stock held by Hilary Musser, wife of Warren V. Musser, as to which Mr. Musser disclaims beneficial ownership.

(6)	Includes 300,000 shares of Common Stock held by a trust for the benefit of certain of Mr. Nassau’s relatives. Mr. Nassau disclaims beneficial ownership of the shares held by the trust. Also includes 20,000 shares of Common Stock held by Catharine Nassau, wife of Henry N. Nassau, as to which Mr. Nassau disclaims beneficial ownership.

Shares of Subsidiary Corporations Owned by Directors and Executive Officers of the Company

ICG Commerce Holdings, Inc. (“ICG Commerce”) is a majority owned subsidiary of the Company. As of March 1, 2003, executive officers and directors of the Company beneficially own the following interests in ICG Commerce:

Dr. Thomas P. Gerrity, a former director of ICG Commerce, directly owns 18 shares of Common Stock, 167,341 shares of Series E Preferred Stock and 134,830 shares of Series E-1 Preferred Stock, or less than 1% of the outstanding shares of ICG Commerce.

David J. Berkman, a member of the Company’s Board of Directors, and Walter W. Buckley, III and Henry N. Nassau, executive officers of the Company, indirectly own shares of ICG Commerce through ICGC Holdings, L.P., a private equity fund that owns 46,973 shares of Series B Preferred Stock, 8,300,098 shares of Series E Preferred Stock and 6,687,508 shares of Series E-1 Preferred Stock, or approximately 14% of the outstanding shares of ICG Commerce. Messrs. Buckley and Nassau also indirectly own shares of ICG Commerce through ECP II Interfund, L.P., a private equity fund that owns 24,398 shares of Series A Preferred Stock and 9,543 shares of Series B Preferred Stock, or less than 1% of the outstanding shares of ICG Commerce. Collectively, Messrs. Berkman, Buckley and Nassau indirectly own less than 1% of the outstanding shares of ICG Commerce.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From 1999 until November 2002, the Company leased its corporate offices in Wayne, Pennsylvania from Safeguard Scientifics, Inc. (“Safeguard”). In addition, the Company paid Safeguard for telephone services, health and general insurance coverage, and other services incurred prior to 2001. From January 1, 2002 to December 31, 2002, the Company’s payments to Safeguard under the lease and for these services totaled about $385,000. As of December 31, 2002, Safeguard beneficially owned about 12.9% of the Company’s Common Stock. The Company believes that its lease in Wayne with Safeguard and the services provided to it were on terms no less favorable to the Company than those that were available to it in an arm’s-length transaction with a third party. Safeguard sold its corporate campus to a third party in November 2002. The Company’s lease was assigned to that party and continues on the same terms and conditions.

The Company has subleased a portion of its Wayne premises to Intrepid Capital Partners, LLC (“Intrepid”). Mr. Musser, a member of the Company’s Board of Directors, is Managing Director at Intrepid. The Company believes that its sublease with Intrepid and the services provided to Intrepid are on terms no less favorable to the Company than those that were available to it in an arm’s length transaction with a third party.

In November 2000, the Company entered into an agreement with the Trustees of the University of Pennsylvania pursuant to which the Company would provide an initial gift of $1,500,000 for the purpose of supporting faculty research and the development of new educational material focusing on e-business and could elect to commit additional funding in support of an e-business initiative. By letter agreement dated November 10, 2000 between the Company and Mr. Buckley, Mr. Buckley agreed to assume the Company’s obligation to provide the initial $1,500,000 gift. To date, Mr. Buckley has paid $962,500 on this obligation. The remaining $537,500, which was due on December 31, 2000, has not yet been paid. Mr. Buckley has restructured the payment of this obligation. The Company did not elect to commit additional funding beyond the initial gift.

Mr. Ringo, a member of the Company’s board of directors, is the Chief Executive Officer of RubberNetwork.com, LLC (“RubberNetwork.com”), a tire and rubber industry strategic sourcing consortium. RubberNetwork.com has a business relationship with ICG Commerce, a majority-owned subsidiary of the Company, amounting to approximately $654,000 of ICG Commerce’s revenue in fiscal year 2002, and currently has a $346,000 credit for future services from ICG Commerce.

EnerTech Capital Partners II (“EnerTech”) is a private equity fund. Robert E. Keith, Jr., a member of the Company’s Board of Directors, is the Chairman of the Board of Directors of Safeguard and the

Chairman of EnerTech’s management company. Mr. Keith and Safeguard are partners of the general partner of EnerTech and participate in the profits of this fund. In 2000, the Company committed to invest a total of $10,000,000 for an approximate 4% ownership interest in EnerTech, of which $1,500,000 was contributed in 2000, $1,500,000 was contributed in 2001 and $600,000 was contributed in 2002. In connection with such investment, the Company paid $42,164 in interest to EnerTech in 2000, which interest payment covered the period of time from EnerTech’s initial closing in 1999 to the Company’s investment in 2000. As an investor, the Company pays EnerTech annual management fees of about 2% of its commitment. Walter W. Buckley, III, the Company’s Chairman, Chief Executive Officer and President, and Henry N. Nassau, the Company’s Chief Operating Officer, General Counsel and Secretary, are limited partners of EnerTech. Each owns less than a 1% ownership stake in EnerTech.

In June 2000, the Company purchased from EnerTech 2,666,667 shares of the Series A Preferred Stock of ICG Commerce for $14,000,000. The Company received a $735,055 distribution from EnerTech as its portion of such proceeds. The purchase agreement provides for an additional, contingent payment of as much as $70,000,000 from the Company to EnerTech in the event that the future valuation of ICG Commerce exceeds $1 billion. In the event that any such contingent payment is made, the Company would be entitled to a portion of such payment as a result of its interest in EnerTech.

On March 6, 2002, the Company entered into a Joint Venture Agreement with Safeguard (the “JV Agreement”) with respect to the shares of Common Stock of Verticalnet, Inc. controlled by each of the Company or Safeguard from time to time. Pursuant to the terms of the JV Agreement, the Company and Safeguard have agreed to vote all shares controlled by either of them for the election to the Board of Directors of Verticalnet, Inc. of two designees of the Company. The JV Agreement also provides, among other things, that the Company and Safeguard shall have certain rights of first refusal with respect to future sales by the Company or Safeguard of capital stock of Verticalnet, Inc.

In accordance with the 1999 Equity Compensation Plan and the applicable employee option agreements, and in consideration of certain restrictive covenants regarding the use of confidential information and non-competition, in May and July 1999 the Company loaned some employees, including executive officers, who had been awarded non-qualified stock options under the 1999 Equity Compensation Plan amounts necessary to pay the exercise price of their outstanding options and in June 1999 and April 2000 loaned some employees, including executive officers, monies to pay taxes that these employees owed upon the exercise of such options. The loans were full recourse, bore interest at the then-current Applicable Federal Rate (5.22% to 6.71%) and had five-year terms. Each eligible employee pledged the number of shares acquired pursuant to the exercise of the applicable option as collateral for the loan. If an eligible employee sells any shares acquired pursuant to the option exercise, such eligible employee is obligated under the terms of the loan to use the proceeds of such sale to repay that percentage of the original balance of the loan which is equal to the percentage determined by dividing the number of shares sold by the number of shares acquired pursuant to the exercise of the applicable option. If the Company determines that an eligible employee breaches any of the terms of the restrictive covenants, such eligible employee must immediately repay any outstanding loan balance to the Company.

In 2001, the Company agreed to modify certain terms and conditions of the loans for eligible employees. The loan recourse was modified to 25% of the original exercise loan principal. The interest rate associated with exercise loan principal and interest on vested shares and principal and interest on tax loans was modified to the Applicable Federal Rate current as of the date of modification (3.97%). The term of the loan was extended to seven years. If the eligible employee’s employment by the Company is involuntarily terminated without cause, the Company may forgive up to 100% of the loan balance based upon a combination of factors, including the loan balance, the current market price of the Company’s stock, the number of underlying shares vested, and the number of shares held as collateral for the loan. If the eligible employee’s employment by the Company is terminated for any reason other than involuntarily without cause, such eligible employee must repay the full outstanding loan balance to the Company within three years of such termination or on the maturity date, if earlier. The Company also offered eligible employees the opportunity to receive accelerated vesting of restricted stock underlying the loans in exchange for extended vesting of stock options and/or restricted stock previously granted in 2001. Below is a list of individuals who were executive officers in 2001 and elected to participate in this offer:

	Restricted Shares	Stock Options/Restricted
	Receiving Accelerated	Stock Receiving Deferred
Executive	Vesting On December 1, 2001	Vesting Until May 4, 2004

Walter W. Buckley, III	1,083,333 Shares Acquired at $1.00 1,000,000 Shares Acquired at $3.395	375,000 Stock Options Granted 4/23/01, priced at $2.09 375,000 Stock Options Granted 7/25/01, priced at $1.40
Henry N. Nassau	750,000 Shares Acquired at $2.44	300,000 Stock Options Granted 4/23/2001, priced at $2.09
Kenneth A. Fox	1,041,667 Shares Acquired at $1.00 900,000 Shares Acquired at $3.395	375,000 Restricted Shares Granted 4/23/01, priced at $2.09 375,000 Restricted Shares Granted 7/25/01, priced at $1.40

The following table sets forth information for the fiscal year ended December 31, 2002, as well as outstanding balances at March 31, 2003, relating to indebtedness to the Company by those makers of promissory notes to the Company who were executive officers or directors in 2002:

		Largest
		amount	Total amount
Name of Maker;		outstanding	outstanding on
Relationship to Company	Description of Indebtedness; Key Terms	during 2002(1)	3/31/03(1)

Walter W. Buckley, III	To fund 5/99 option exercise; 3.97% interest; due 12/06.	$3,080,875	$3,110,944
(director and executive officer)	To fund 7/99 option exercise; 3.97% interest; due 12/06.	$8,079,760	$8,158,618
	To fund payment of tax liabilities; 3.97%; due 12/06.	$1,493,621	$1,508,199
	Aggregate amount at March 31, 2003:		$12,777,761
Kenneth A. Fox	To fund 5/99 option exercise; 3.97% interest; due 12/06.	$2,762,391	$2,991,293
(former director and former executive officer)	To fund 7/99 option exercise; 3.97% interest; due 12/06.	$7,271,811	$7,342,756
	To fund payment of tax liabilities; 3.97%; due 12/06.	$1,795,580	$1,813,099
	Aggregate amount at March 31, 2003:		$12,147,148
Dr. Thomas P. Gerrity (director)	To fund 5/99 option exercise; 5.22% interest; due 5/04.	$168,512	$170,617
Henry N. Nassau (executive officer)	To fund 5/99 option exercise; 3.97% interest; due 12/06.	$3,845,428	$3,882,960

(1)	Includes all amounts owed as principal and capitalized or accrued interest.

As of March 31, 2003, aggregate outstanding obligations of those individuals listed in the foregoing table totaled $28,978,486 and were secured by 10,560,000 shares of the Company’s Common Stock.

EXECUTIVE OFFICERS

The current executive officers of the Company are as follows:

Walter W. Buckley, III, Chief Executive Officer, President and Chairman of the Board. Mr. Buckley is described above as a Class III director.

Anthony P. Dolanski. Mr. Dolanski joined the Company as Chief Financial Officer in April 2002. Prior to joining the Company, Mr. Dolanski was a co-founder of Brience, Inc., a wireless software company. From March 2000 to June 2001, he served as the Chief Financial Officer of Brience, directing its finance, legal and other administrative functions. From August 2001 to March 2002, he also provided consulting services to Powerweb Technologies, Inc. From 1998 to 2000, he was the Executive Vice President — Finance and Systems for SLM Holding Company, a leading provider of student loans. From 1968 to 1998, he was with KPMG Peat Marwick, where he was a senior partner and a member of the firm’s board of directors. Mr. Dolanski serves as a director of eMerge Interactive, Inc., Investor Force Holdings, Inc., OneCoast Network Holdings, Inc. and Universal Access Global Holdings Inc., and as a member of the Advisory Board of the Pennsylvania State University Accounting Department. Age: 57.

Henry N. Nassau. Mr. Nassau joined the Company as a Managing Director and as General Counsel and Secretary in May 1999. Mr. Nassau has served as Chief Operating Officer of the Company since December 2002. Mr. Nassau was a partner in the law firm of Dechert LLP from September 1987 to May 1999 and was Chair of the Business Department from January 1998 to May 1999. At Dechert,

Mr. Nassau engaged in the practice of corporate law, concentrating on mergers and acquisitions. Mr. Nassau serves as a director of Capital Trust, Inc. and ICG Commerce Holdings, Inc. Age: 48.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by beneficial owners of more than 10% of the Company’s common stock. Based solely on a review of reports filed by the Company on these persons’ behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been met during fiscal year 2002.

EMPLOYMENT, SEPARATION AND CHANGE IN CONTROL AGREEMENTS

To retain their services, ensure their focus on the long-term success of the Company, and maintain a competitive total compensation package, in 2001, the Company entered into employment agreements with certain executives, including Mr. Buckley and Mr. Nassau. The agreements provide certain benefits should their employment be terminated without cause prior to December 31, 2005. The termination benefits to be provided under the agreements, should any of these executives be terminated without cause, include: (i) payment at the time of termination of one and one-half times their annual base salary plus target bonus; (ii) credit for an additional 12 months service for vesting of stock options and restricted stock granted under the Company’s stock option plans with the exercise period of vested stock options extended to 24 months after termination of employment; (iii) continuation of medical and dental insurance for 18 months after termination of employment; and (iv) executive outplacement services. The agreements further provide that, in the event of a termination by the Company without cause, those executives who have borrowed money from the Company in connection with the exercise of options may have all or a portion of the balance of such loans forgiven and may receive accelerated vesting of certain securities. Additionally, under the agreements, in the event of an involuntary termination upon a change in control of the Company, the executives would receive 100% acceleration of all stock options and restricted stock granted to the executive with vested stock options exercisable for the remaining term of the option. The agreements also include certain releases and non-compete covenants from the executives, as well as other terms and conditions that are beneficial to the Company.

In December 2002, the Company amended Mr. Nassau’s employment agreement, promoting him to Chief Operating Officer. The benefits under the amended agreement include: (i) increasing his target bonus; (ii) permitting Mr. Nassau to receive severance benefits if he voluntarily resigns six months after the naming of any individual other than Walter Buckley as Chief Executive Officer or any individual other than Mr. Nassau as President or Chief Operating Officer prior to December 31, 2005 and (iii) granting additional stock options.

In connection with Mr. West’s acceptance of the position of Chief Executive Officer of ICG Commerce, Mr. West and the Company entered into a termination agreement. Under the terms of the termination agreement, the parties agreed that Mr. West’s termination was by mutual agreement and that, therefore, he was not entitled to severance under his employment agreement as a result of such termination. His termination benefits under this termination agreement include: (i) full vesting of all unvested restricted shares of the Company that he had previously been granted; (ii) cancellation of all stock options with an exercise price greater than $3.04; (iii) the extension of the exercise period for retained stock options until December 31, 2006; and (iv) the payment of a 2002 annual bonus. The termination agreement also includes certain releases and non-compete covenants from Mr. West, as well as other terms and conditions that are beneficial to the Company. Mr. West does not receive any material benefits under his previous employment agreement.

To retain his services, ensure his focus on the long-term success of ICG Commerce and maintain his competitive total compensation package, ICG Commerce entered into an employment agreement with Mr. West, effective January 1, 2003. The agreement contains certain terms and conditions regarding

Mr. West’s employment with ICG Commerce, including the provision of certain benefits should his employment be terminated by ICG Commerce without cause or should he resign for good reason prior to December 31, 2006. The termination benefits to be provided under the agreement should Mr. West be terminated without cause or should he resign for good reason include: (i) payment at the time of termination of one and one-half times his annual base salary plus target bonus; (ii) credit for an additional 12 months service for vesting of stock options and restricted stock granted under ICG Commerce’s stock option plans with the exercise period of vested stock options extended to the earlier of 48 months after termination of employment or the remaining term of the option; (iii) continuation of medical and dental insurance for 18 months after termination of employment; and (iv) continuation of the right to participate in an employee equity liquidity plan for 48 months after termination of employment. Additionally, if Mr. West is terminated upon a change in control without cause, Mr. West resigns for good reason, or Mr. West voluntarily terminates his employment during the seventh month after the occurrence of a change in control, Mr. West would receive (i) payment at the time of termination of two times his annual base salary plus target bonus; (ii) immediate vesting of all stock options and restricted stock granted under ICG Commerce’s stock option plans with vested stock options exercisable until the earlier of 48 months after termination of employment or the remaining term of the option; (iii) continuation of medical and dental insurance for 24 months after termination of employment; (iv) continuation of the right to participate in an employee equity liquidity plan for 48 months after termination of employment; and (v) payment by ICG Commerce of any excise tax imposed upon him if his payments upon a change in control are deemed “excess parachute” payments. The agreement also includes certain releases and non-compete covenants from Mr. West, as well as other terms and conditions that are beneficial to ICG Commerce.

Effective February 4, 2003 and in order to retain his service, ensure his focus on the long-term success of the Company and maintain a competitive total compensation package, the Company entered into an employment agreement with Mr. Dolanski. The agreement provides certain benefits should his employment be terminated without cause prior to December 31, 2005. The termination benefits to be provided under the agreement, should Mr. Dolanski be terminated without cause, include: (i) payment at the time of termination of 12 months of base salary plus target bonus; (ii) credit for an additional 12 months service for vesting of stock options and restricted stock granted under the Company’s stock option plans with the exercise period of vested stock options extended to 24 months after termination of employment; (iii) continuation of medical and dental insurance for 12 months after termination of employment; and (iv) executive outplacement services. Additionally, under the agreement, in the event of an involuntary termination upon a change in control of the Company, Mr. Dolanski would receive 100% acceleration of all stock options and restricted stock granted to him with vested stock options exercisable for the remaining term of the option. The agreement also includes a release from Mr. Dolanski, as well as other terms and conditions that are beneficial to the Company.

LITIGATION

In May and June 2001, certain of the Company’s present directors, along with the Company, certain of its former directors, certain of its present and former officers and its underwriters, were named as defendants in nine class action complaints filed in the United States District Court for the Southern District of New York. The plaintiffs and the alleged classes they seek to represent include present and former stockholders of the Company. The complaints generally allege violations of Sections 11 and 12 of the Securities Act of 1933 and Rule 10b-5 promulgated under the Securities Exchange Act of 1934, based on, among other things, the dissemination of statements allegedly containing material misstatements and/or omissions concerning the commissions received by the underwriters of the initial public offering and follow-on public offering of the Company as well as failure to disclose the existence of purported agreements by the underwriters with some of the purchasers in these offerings to buy additional shares of the Company’s stock subsequently in the open market at pre-determined prices above the initial offering prices. The plaintiffs seek for themselves and the alleged class members an award of damages and litigation costs and expenses. The claims in these cases have been consolidated for pre-trial purposes (together with other issuers and underwriters) before one judge in the Southern District of New York federal court. In April 2002, a consolidated, amended complaint was filed against these defendants which generally alleges the same violations and also refers to alleged misstatements or omissions that relate to the recommendations regarding the Company’s stock by analysts employed by the underwriters. In June and July 2002, defendants, including the Company defendants, filed motions to dismiss plaintiffs’ complaints on numerous grounds. The Company’s motion was denied in its entirety in a lengthy opinion by the Court dated February 19, 2003. The Company will hereafter be required to answer the complaint and participate in the discovery process. There have been no other material developments in these cases to date.

On August 6, 2002, EOP-One Market, L.L.C. filed a lawsuit against the Company and ten John Doe defendants in the Superior Court of California, City and County of San Francisco. The action asserts a claim for breach of contract and alleges a failure to pay rent on property at One Market Street, San Francisco, since October 1, 2001, under a lease extending to December 31, 2010. The lawsuit seeks damages, interest, attorneys’ fees and costs. The Company has asserted a cross-complaint against EOP-One Market, L.L.C. and 20 John Doe cross-defendants asserting claims for breach of contract, return of security deposit and unfair business act or practices. The cross-complaint alleges, among other things, that the cross-defendants breached an agreement under which the Company would return a portion of the leased space to EOP-One Market, L.L.C. in exchange for a cash payment to the Company. The cross-complaint seeks compensatory damages, interest, restitution of the security deposit and an injunction against further withholding of the security deposit amount, attorneys’ fees and costs.

On December 20, 2002, the Company was named as a defendant in an action filed in the United States District Court for the District of Maine. The plaintiffs include former stockholders of Animated Images, Inc. (“Animated Images”), one of the Company’s former partner companies. In addition to the Company, the defendants include Freeborders, Inc. (“Freeborders”), a current partner company, and four individual defendants, including former officers of the Company and former Animated Images directors. The complaint generally alleges violations of Section 10(b) of the Securities Exchange Act of 1934 and Section 5(a) of the Securities Act of 1933, fraud, breach of contract, breach of fiduciary duty and civil conspiracy, among other claims, in connection with the merger of Animated Images into Freeborders. In support of these claims, the plaintiffs allege, among other things, that the defendants misrepresented the value of the stock of Freeborders, resulting in plaintiffs’ having received less consideration in the merger than that to which they believe they were entitled. The litigation is currently in its preliminary stage.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The Compensation Committee makes all compensation decisions related to executive officers. Messrs. Gerrity, Keith and Ringo serve as the members of the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of the Company. Mr. Buckley, the Company’s Chairman and Chief Executive Officer, currently serves on the Compensation Committee of Safeguard. Safeguard’s Chairman, Mr. Keith, is a member of the Company’s Board of Directors, as is Mr. Musser, who is a former Safeguard director. Mr. Buckley also serves on the Compensation Committee of ICG Commerce. Dr. Gerrity is a member of the Company’s Board of Directors and a former director of ICG Commerce.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Internet Capital Group, Inc., Building 600, 435 Devon Park Drive, Wayne, PA 19087, Telephone: 610-989-0111, E-mail: ir@internetcapital.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board of Directors.

By Order of the Board of Directors

Henry N. Nassau

Secretary

April 29, 2003

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

ITEM 1.	ELECTION OF DIRECTORS

Nominees:
(01) David J. Berkman,
(02) Warren V. Musser

FOR all nominees listed above (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed above
☐	☐

To withhold authority to vote for one or more nominee(s), write that name(s) of the nominee(s) below

		FOR	AGAINST	ABSTAIN
ITEM 2.	RATIFICATION OF INDEPENDENT AUDITORS	☐	☐	☐

ITEM 3.	OTHER MATTERS
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

Dated:	, 2003

Signature

Signature if held jointly
NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/icge		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

INTERNET CAPITAL GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 25, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of INTERNET CAPITAL GROUP, INC., a Delaware corporation, does hereby constitute and appoint Henry N. Nassau and Anthony P. Dolanski, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of Internet Capital Group, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Desmond Great Valley, One Liberty Boulevard, Malvern, Pennsylvania 19355, on June 25, 2003 at 10:00 a.m., and at any and all adjournments and postponements thereof, as follows:

     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

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